Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cimarex Energy Co.:
We consent to the incorporation by reference in the registration statements (Nos. 333‑196169, 333‑125621, 333‑174361, and 333‑100235) on Form S-8 of Cimarex Energy Co. of our reports dated February 20, 2019, with respect to the consolidated balance sheets of Cimarex Energy Co. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”) and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Cimarex Energy Co.
KPMG LLP

Denver, Colorado
February 20, 2019